CONSENT OF INDEPENDENT CHARTERED ACCOUNTANTS

Secured Automated Filing Enterprises Inc.
347 Evergreen Way
Point Roberts, WA 98281
United States of America

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our Independent Auditors' Report dated March 19, 2004 relating to the financial statements of Secured Automated Filing Enterprises Inc. as at December 31, 2003 which is contained in that Prospectus. Our report contains an explanatory paragraph regarding the ability of the Company to continue as a going concern.

We further consent to the reference to ourselves under the caption "Experts".

Vancouver, Canada	"Hoogendoorn Vellmer"
May 25, 2004	Chartered Accountants